Exhibit 10.50

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) dated February 9, 2023 (the “Effective Date”), is made by and between Laboratory Services MSO, LLC (the “Company”) with an address at 4400 Route 9 South, Suite 3100, Freehold, New Jersey 07728 and Sarah Cox, with an address at 2549 Eastbluff Drive, #750, Newport Beach, California 92660 (“Consultant”).

1. Services. The Company hereby engages Consultant and Consultant hereby agrees to render certain services set forth on Schedule A (the “Services”) during the Term upon the terms and conditions hereinafter. The Company and Consultant understand and agree that this Agreement is not assignable without the other party’s prior written consent. Consultant shall not engage in any specific Services on Company’s behalf without prior written direction and approval.

2. Term of Agreement. The term of this Agreement shall commence on the Effective Date, and shall continue unless either party terminates this Agreement upon thirty (30) days prior written notice to the other party (the “Term”). If Consultant’s service is terminated for any reason, the Company shall have no further obligation to make any payments to Consultant hereunder except for payments that had accrued and earned under the terms of Section 3(a) but had not been paid prior to the date of termination; provided that no amounts shall be payable under Section 3(b).

3. Consulting Fees. During the Term, Consultant:

a.	Shall be paid a consulting fee at the rate of $30,000 per month, payable by the Company on a bi-weekly basis;

b.	Shall receive reimbursement for reasonable out-of-pocket business expenses incurred in connection with the Services, provided that Consultant provides reasonable documentation therefor to Company. Consultant must obtain written pre-approval from Luisa Ingargiola or her successor/designee for any out-of-pocket expenses in excess of $5,000 per month.

4. Duties. Consultant shall render the Services conscientiously and devote her best efforts and abilities thereto, and shall perform the Services at such times and locations as are reasonably convenient to Consultant and the Company. Consultant shall observe all applicable policies and directives promulgated from time to time by the Company for independent contractors.

5. Independent Contractor. It is expressly agreed that Consultant is acting solely as an independent contractor in providing the Services hereunder. Neither party to this Agreement has any authority to bind or commit the other without that party’s prior written consent nor will either party’s acts or omissions be deemed the acts of the other. The Company shall carry no workers’ compensation insurance or any health or accident insurance to cover Consultant. The Company shall not pay any contributions to Social Security, unemployment insurance, international, federal, state, or local withholding taxes, or provide any other contributions or benefits that might be expected in an employer-employee relationship and Consultant expressly waives any right to such participation or coverage. The Company will prepare and file IRS Form 1099 with regard to payments made to Consultant under this Agreement. Consultant will be solely responsible for any federal, state and local income taxes.

6. Company Property. It is expressly understood that all files, customer data, lists of names, contracts, digital assets, samples, price books, supplies, undelivered merchandise, all invoices (whether or not due and payable), and all other information and items which have come into Consultant’s possession (including those provided to Consultant by the Company or any of its subsidiaries or any of their respective customers, prospective customers, suppliers and vendors) or been created by Consultant in connection with the performance of the Services (“Company Property”), shall be immediately delivered to the Company by Consultant upon expiration of the Term or earlier termination of this Agreement, regardless of the reason, and the Consultant also agrees not to retain any memoranda or copy of Company Property. All Company Property, including items developed or generated by Consultant, belongs exclusively to the Company. All Company Property that is developed or generated by Consultant in connection with the performance of the Services will be deemed “work for hire” and belong solely to the Company from conception. To the extent such Company Property is found not to be a work for hire, Consultant irrevocably assigns to the Company all of her right, title and interest to that Company Property.

7. Representations and Warranties of Consultant. Consultant hereby represents and warrants that: (a) Consultant has the requisite power and authority to execute and perform this Agreement; (b) this Agreement constitutes the valid and binding obligation of Consultant enforceable against Consultant according to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and as limited by general principles of equity that restrict the availability of equitable remedies; (c) Consultant’s execution, delivery and performance of this Agreement do not and will not violate the terms of any existing agreement or understanding to which Consultant is or becomes a party or by which Consultant is or becomes bound or any judgment, order or decree to which Consultant is subject; (d) Consultant is not, and will not become, subject to any restrictions that would otherwise prohibit Consultant from performing the Services or which would enable another person or entity to claim any rights in or to data or information developed by Consultant, if any, (whether developed alone or with others) pursuant to this Agreement; and (e) Consultant will comply with all applicable laws in performing Consultant’s obligations hereunder.

8. Confidentiality. While performing the Services, Consultant may develop or acquire knowledge of confidential information relating to the Company, its business, potential business or that of its clients (hereafter “Confidential Company Information”). “Confidential Company Information” includes all trade secrets, technical, operating, financial, and other business information, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding actual or prospective client and investor lists, costs, plans, materials, enhancements, research, specifications, works of authorship, techniques, documentation, models and systems, sales and pricing techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, customer, client, and supplier lists and information, product development and project procedures. Confidential Company Information does not include (a) general skills, experience, or information that is generally available to the public, other than information that has become generally available as a result of Consultant’s direct or indirect act or omission, or (b) information that is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by any other regulatory organization having authority pursuant to law; provided, however, that Consultant shall have first given prompt written notice to the Company to afford it a reasonable opportunity to obtain a protective order requiring that the Confidential Company Information not be disclosed and, in the event such protective order is not obtained, Consultant shall disclose only that portion of the Confidential Company Information that Consultant is legally obligated to disclose. With respect to Confidential Company Information:

a.	Consultant will use Confidential Company Information only in the performance of the Services for the Company. Consultant will not use Confidential Company Information at any time for its own personal benefit, for the benefit of any other individual or entity, or in any manner adverse to the interests of the Company or its clients;

b.	Consultant will not disclose Confidential Company Information at any time (during or after Consultant’s engagement by the Company) except to authorized Company personnel, unless the Company consents in advance in writing or unless the Confidential Company Information indisputably becomes of public knowledge or enters the public domain (other than through Consultant’s direct or indirect act or omission);

c.	Consultant will safeguard the Confidential Company Information by all reasonable steps and abide by all policies and procedures of the Company in effect from time to time regarding storage, copying, destruction, and handling of documents;

d.	Consultant acknowledges that the Company may be required to sign non-disclosure or confidentiality agreements with clients, prospective clients, and other third parties in which the Company agrees that its employees and agents will not disclose Confidential Company Information of such clients, prospective clients, or other third parties. By executing this Agreement, Consultant acknowledges and agrees that the Company may rely, and will rely, on this Agreement for purposes of entering into such other agreements. Further, Consultant will execute and abide by all confidentiality agreements reasonably requested by the Company’s clients, prospective clients, and other third parties;

e.	Consultant will return all materials containing and/or relating to Confidential Company Information, together with all other property of the Company and its clients to the Company when Consultant’s consulting relationship with the Company terminates or otherwise on demand and, at that time Consultant will certify to the Company, in writing, that Consultant has complied with this Agreement. Consultant will not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of the Company and its clients; and

f.	Consultant acknowledges that it will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if it (a) makes such disclosure in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (b) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

9. Intellectual Property Rights. To the fullest extent permissible under applicable law, all material, documentation, deliverables, and other tangible expressions of information including but not limited to, software programs and software documentation, designs, technical data, formulae, and processes, whether in final production or draft, which result from any work performed by Consultant, providing the Services under this Agreement, or any extension or renewal thereof, shall be deemed to belong to the Company, and all rights, title, and interest, including any copyright, patent rights, and all other intellectual property rights, shall belong exclusively to the Company (the “Work Product”). Without limiting the foregoing, the Company shall have all right, title, and interest in the Work Product, including the exclusive right to obtain and hold in its own name copyrights, registrations, and other appropriate statutory protections and Consultant shall not have or receive any rights of any kind therein. Consultant agrees to cooperate with the Company (at the Company’s expense) to obtain any further assignments, copyrights, patents, and such other statutory protections as may be available under law. Notwithstanding anything herein to the contrary, Consultant shall not be deemed to have assigned her rights in an invention to the Company if the invention was developed by Consultant entirely on her own time without using any equipment, supplies, facilities, or trade secret information of the Company or any of its Affiliates except for those inventions that either (a) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by Consultant for the Company.

10. Obligations to Others. Consultant represents and warrants that Consultant does not have any agreement with, or duty to, any previous employer or other person or entity that would prevent, limit, or inhibit Consultant from performing the Services under this Agreement. Consultant agrees not to use any proprietary or confidential information belonging to any other person or entity in performing the Services or disclose any proprietary or confidential information belonging to any other person or entity to the Company or its clients.

11. Time Commitment; Service to Other Clients. Nothing herein shall restrict Consultant from performing services to other clients and it is acknowledged and agreed that in Consultant’s capacity as an independent contractor, Consultant has other clients for whom Consultant will work.

12. Non-Disparagement. Consultant agrees that during the Term and all times thereafter, Consultant shall not disparage the reputation of the Company, its products or services, or any of its officers, directors, employees, or representatives.

13. Waiver. The failure of either of the parties to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

14. Capacity of Parties. Each party hereby represents and warrants to the other party that: (a) it has full power, authority and capacity to execute and deliver this Agreement, and to perform its obligations hereunder, (b) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which it is a party or otherwise bound and (c) this Agreement is valid and binding obligation, enforceable against it in accordance with its terms.

15. Indemnification. Each party (“Indemnifying Party”) shall indemnify, defend, and hold harmless the other party against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees and costs, relating to any claim of a third party arising out of or occurring in connection with: (a) bodily injury, death of any person or damage to real or tangible, personal property resulting from Indemnifying Party’s willful, fraudulent or negligent acts or omissions; or (b) Indemnifying Party's negligence, willful misconduct, or material breach of this Agreement.

16. Assignment. Consultant shall not voluntarily or by operation of law assign her obligations under this Agreement without the prior written consent of the Company. Any attempted assignment or transfer by Consultant of his/her/its obligations without such consent shall be wholly void.

17. Notice. Any notice required or permitted to be given hereunder shall be sufficient only if in writing sent to the address for such party as is set forth in the caption of this Agreement.

18. Governing Law; Jurisdiction. The Parties acknowledge and agree that this Agreement has been expressly negotiated and that the Consultant has received the advice of counsel as required under California Labor Code Section 925 in agreeing to the forum and choice of law of a state other than California. Any and all actions or controversies arising out of this Agreement, including, without limitation, tort and contract claims, shall be construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the choice of law principles thereof. The parties agree to the exclusive forum of the state and federal courts located in Delaware with regard to any dispute regarding this Agreement, Consultant’s performance or failure to perform the Services hereunder, or any other matter. The parties hereby knowingly, voluntarily and irrevocably waive any right to trial by jury of any issue, claim or dispute arising from or in any way relating to this Agreement and the relationship and dealings of the parties with respect to this Agreement.

19. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

20. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all agreements and understandings (whether oral or written) between the parties concerning the subject matter hereof. This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

21. Binding Agreement. This Agreement shall inure to the benefit of the Company and its successors and assigns (including, without limitation, the purchaser of all or substantially all of its assets) and shall be binding upon the Company and its successors and assigns.

22. Severability. If any term or provision of this Agreement shall be found to be illegal or otherwise unenforceable, the same shall not invalidate the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary by the adjudication to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest extent permissible the intent and agreements of the parties set forth in this Agreement.

23. Counterparts. This Agreement may be signed in counterparts, by facsimile and electronic signatures, and by signatures delivered electronically, each of which will be deemed an original and all of which together will constitute one instrument.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LABORATORY SERVICES MSO, LLC

By:	/s/ Luisa Ingargiola
	Name:	Luisa Ingargiola
	Title:	Manager

[Signature Page to Consulting Agreement]

CONSULTANT:

By:	/s/ Sarah Cox
Sarah Cox

[Signature Page to Consulting Agreement]

Schedule A

Services:

1.	General overview, supervision and advice regarding the business, sales, compliance and operations of the MSO and/or its affiliates and/or subsidiaries.

2.	Research, analysis, advice and recommendations regarding the strategic direction, business development and growth of the MSO and/or its affiliates and/or subsidiaries;

3.	Other projects and topics as may be mutually agreed upon with senior management from time to time.